Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robert A. Peiser

President and CEO

281-490-9730

Imperial Sugar Appoints David C. Moran to Board of Directors

SUGAR LAND, TEXAS – December 6, 2005 – Imperial Sugar Company (NASDAQ: IPSU) announced today the appointment of David C. Moran to its Board of Directors. Mr. Moran replaces James A. Schlindwein, who is retiring.

Mr. Moran, age 47, is an executive vice president and president of U.S. Consumer Products at H.J. Heinz Company where he started in 1998 as vice president, Heinz USA. He was with The Clorox Company from 1984 to 1998 in various sales related positions.

Commenting on this appointment, James J. Gaffney, Imperial’s chairman of the board, said: “Speaking for the entire board, I want to thank Jim Schlindwein for his dedicated service and support since he became an Imperial director. His counsel and friendship will be sorely missed. At the same time, we are all very pleased to be able to recruit a person of Dave Moran’s talents and character to our board. His experience in consumer packaged goods companies will be of substantial assistance to us as we continue to introduce innovative concepts to the consumer and foodservice marketplace.”

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. With packaging and refining facilities across the U.S., the Company markets products nationally under the Imperial®, Dixie Crystals®, and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future product innovations, future energy costs, future operating results, operating efficiencies, future government and legislative action, future cost savings, future benefit costs, our liquidity and ability to finance our operations and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, energy costs, the effect of weather and economic conditions, farm and trade policy, our ability to realize planned cost savings, the available supply of sugar, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.